EXHIBIT 99.4

FORM OF NOTICE TO BROKER DEALERS

Gibraltar Industries, Inc.

OFFER TO EXCHANGE

Up to $210,000,000

aggregate principal amount of its 6.25%

Senior Subordinated Notes due 2021 that have been registered under the Securities Act of 1933 for any and all

of its outstanding 6.25% Senior Subordinated Notes due 2021

July     , 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is a Prospectus, dated July     , 2013 (as the same may be amended or supplemented from time to time, the “Prospectus”) and a form of Letter of Transmittal (the “Letter of Transmittal”) relating to the offer Gibraltar Industries, Inc. (the “Company”) and Air Vent Inc., Alabama Metal Industries Corporation, Amico Holding Company, Inc. Appleton Supply Company, Inc., Construction Metals LLC, Diamond Perforated Metals, Inc., D.S.B. Holding Corp., Florence Corporation, Florence Corporation of Kansas, Gibraltar Steel Corporation of New York, GSC Flight Services Corp, Noll/Norwesco, LLC, Pacific Award Metals, Inc., Sea Safe, Inc., Seismic Energy Products, Inc. Solar Group, Inc., Southeastern Metals Manufacturing Company, Inc., and The D.S. Brown Company (together with the Company, the “Issuers”) to exchange up to $210,000,000 in aggregate principal amount of the Company’s newly issued 6.25% Senior Subordinated Notes due 2021 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement of which the Prospectus is a part, for a like principal amount of the Company’s outstanding 6.25% Senior Subordinated Notes due 2021 (the “Original Notes”) that have not been so registered, upon the terms and subject to the conditions set forth in the Prospectus and Letter of Transmittal (which together constitute the “Exchange Offer”). As set forth in the Prospectus, the terms of the New Notes are identical in all material respects to those of the Original Notes, except for transfer restrictions, registration rights and rights to additional interest that do not apply to the New Notes. Original Notes may only be tendered only in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

We are asking you to contact your clients for whom you hold Original Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Original Notes registered in their own name. The Issuers will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of the Original Notes pursuant to the Exchange Offer. You will, however, be reimbursed by the Issuers for customary mailing and handling expenses incurred by you for forwarding any of the enclosed materials to your clients. Holders who tender their Original Notes for exchange will not be required to pay any transfer taxes, except that Holders who instruct the Issuers to register New Notes in the name of, or request that Original Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder, will be responsible for paying any applicable transfer tax.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. the Prospectus, dated July     , 2013;

2. a Letter of Transmittal for your use in the exchange of Original Notes and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to exchange the Original Notes;

3. a form of letter which may be sent to your clients for whose accounts you hold Original Notes registered in your name or in the name of your nominee, with space provided for obtaining such client’s instructions with regard to the Exchange Offer;

4. a Notice of Guaranteed Delivery; and

5. a return envelope addressed to The Bank of New York Trust Company, N.A., Exchange Agent.

Your prompt attention is requested. We urge you to contact your clients as promptly as possible. Please note the Exchange Offer will expire at 12:00 a.m., New York City time, on August     , 2013, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold Original Notes registered in your name or your nominee as quickly as possible.

In most cases, exchanges of Original Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Original Notes, (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.

If holders of Original Notes wish to tender, but it is impracticable for them to forward their certificates for Original Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be made according to the guaranteed delivery procedures set forth in the Prospectus under the caption “The Exchange Offer — Guaranteed Delivery Procedures.”

The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Original Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent at its address set forth in the Prospectus.

Nothing contained herein or in the enclosed documents shall constitute you or any other person to be deemed to be the agent of the Issuers, or any affiliate thereof, or of the Exchange Agent, or any affiliate thereof, or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the Exchange Offer other than the enclosed documents and the statements contained therein.

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